EXHIBIT 5.1


                                            October 20, 1998



TCSI Corporation
1080 Marina Village Parkway
Alameda, CA  94501

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 24, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of your Common Stock (the "Shares") reserved for issuance under the TCSI Corporation 1991 Stock Incentive Plan (the "Plan"). As legal counsel for TCSI Corporation, we have examined the proceedings taken and are familiar with the proceedings taken or proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

         It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the respective agreement which accompanies each grant pursuant to the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation


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